Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Relating to Preliminary Prospectus dated June 3, 2010

Registration No. 333-164575

VRINGO, INC.

This free writing prospectus of Vringo, Inc. relates only to the offering of its units described in, and should be read together with, the preliminary prospectus dated June 3, 2010 (the “Preliminary Prospectus”), included in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-164575). The Preliminary Prospectus included in Amendment No. 4 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1410428/000119312510131977/ds1a.htm.

This free writing prospectus should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 11 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

The following information supplements and updates the information contained in the Preliminary Prospectus:

1.	The following disclosure has been added as a new third paragraph under “Business—Content” on page 55:

In June 2010, we entered into a memorandum of understanding with Nappy Boy Enterprises, LLC, the production company of T-Pain, a popular rap and hip-hop artist, to produce a joint mobile application. T-Pain is well-known for his popular “I am T-Pain” mobile application for the iPhone platform. The joint mobile application will utilize our video ringtone capability and will focus on multiple mobile and online platforms including the Google Android operating system. We will cover production costs for the application and will share revenues from sales of the application with Nappy Boy Enterprises, LLC.

2.	The following disclosure has been added to the first paragraph under “Business—Handset Manufacturers” on page 55:

In the United States, we have been approved by Verizon to sell our video ringtone application for Android mobile devices. This approval process followed Verizon’s review and evaluation of our application. Verizon subscribers will be able to purchase our application in Verizon’s V Cast Android Marketplace.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU A PROSPECTUS IF YOU REQUEST IT BY CALLING MAXIM GROUP LLC AT (800) 724-0761.